UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2023

VINCO VENTURES, INC.

(Exact name of registrant as specified in charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Address Not Applicable(1)	Address Not Applicable(1)
(Address of principal executive offices)	(Zip Code)

(866) 900-0992

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13©(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	BBIG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

(1) We are a remote-friendly company, with several hubs and locations for employees to collaborate. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices may be directed to the email address set forth in our proxy materials and/or identified on our investor relations website.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

See Item 5.02 below.

Item 5.02 Compensatory Arrangements of Officers and Directors

On May 19, 2023, Vinco Ventures, Inc. (the “Company”) entered into employment agreements with each of James Robertson, its CEO and President and Chris Polimeni, its CFO and COO. Both agreements were effective on April 19, 2023.

The terms of the contracts are set forth below:

Term	James Robertson	Chris Polimeni
Salary/Benefits	$425,000 with minimum $25,000 increase per annum. Benefits and expense reimbursement as per standard Company policy. $1.5 million life insurance policy for the benefit of the executive’s beneficiaries shall be paid for by the Company. Upon change in control, the executive shall be granted two times base salary plus pro rated bonus.	$400,000 with any increases to be negotiated between the executive and the Company. Benefits and expense reimbursement as per standard Company policy. $1.5 million life insurance policy for the benefit of the executive’s beneficiaries shall be paid for by the Company.

Term	5 years with automatic 1 year extensions unless notice of termination is given by either party at least 60 days before the end of initial or any extended term.	5 years with automatic 1 year extensions unless notice of termination is given by either party at least 60 days before the end of initial or any extended term.

Vacation/PTO	35 business days and may carry over up to 20 days per year.	Five 5-day weeks and executive may carry over up to 40 hours per year.

Termination	Customary and commercially standard terms for termination for cause, not for cause, for good reason and for death and disability and the like.	Customary and commercially standard terms for termination for cause, not for cause, for good reason and for death and disability and the like.

Assignment of IP Rights	All intellectual property development under and during the term of the agreement shall be deemed property of the Company.	All intellectual property development under and during the term of the agreement shall be deemed property of the Company.

Noncompete and nonsolicitation	Customary and usual noncompete and nonsolicitation during the agreement and for one year after termination	Customary and usual noncompete and nonsolicitation during the agreement and for one year after termination

Bonuses	Executive is entitled to an annual bonus equal to 25% of base salary in cash and at least 200% of base salary in equity. All equity bonuses shall be in RSUs payable in six equal amounts over six calendar quarters from end of year for which grant is made. Executive may also be entitled to a signing bonus as determined by the Board of Directors.	Executive is entitled to an annual bonus equal to 25% of base salary in cash and at least 200% of base salary in equity. All equity bonuses shall be in RSUs payable in six equal amounts over six calendar quarters from end of year for which grant is made. There is a make whole cash bonus of $250,000, with $150,000 payable within 30 days of commencement of agreement with $100,000 within 6 months of commencement. Executive shall also be entitled to a make whole RSU grant, as determined by the Board, to vest 25% at the end of the first and second year of employment, and 50% at the end of the third year of employment.

Performance/milestone RSU Grants	If the Company’s common stock is publicly traded during the Term and the market capitalization of the Company is, for ten (10) consecutive trading days during the Term, at or above the following milestones, Executive shall receive, within five business days following such 10th consecutive trading day, an Equity Award of shares of Company common stock that: (a) shall vest upon the later of January 31, 2025 and the end of the third full month following the date of the grant; and (b) upon the date of the grant, shall have an aggregate value equal to the amount set forth next to the applicable milestone below based on the closing price of the common stock on the Principal Market on the date of the grant.	If the Company’s common stock is publicly traded during the Term and the market capitalization of the Company is, for ten (10) consecutive trading days during the Term, at or above the following milestones, Executive shall receive, within five business days following such 10th consecutive trading day, an Equity Award of shares of Company common stock that: (a) shall vest upon the later of January 31, 2025 and the end of the third full month following the date of the grant; and (b) upon the date of the grant, shall have an aggregate value equal to the amount set forth next to the applicable milestone below based on the closing price of the common stock on the Principal Market on the date of the grant.

Company Market Capitalization Milestone	Amount of Equity Award

$250,000,000	$2,500,000
$500,000,000	$3,500,000
$750,000,000	$5,000,000
$1,000,000,000	$7,000,000
$1,250,000,000	$10,000,000
Every additional $250,000,000 thereafter (cumulated with the applicable immediately preceding milestone)	$3,500,000

Item 9.01 Exhibits

99.1	Employment Agreement with James Robertson
99.2	Employment Agreement with Chris Polimeni
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 25, 2023

VINCO VENTURES, INC.

By:	/s/ Chris Polimeni
Name:	Chris Polimeni
Title:	CFO